Exhibit 13.2

[Aperion Logo]

An offering statement including a Preliminary Offering Circular with respect to the sale of Aperion Biologics, Inc. securities has been filed with the United States’ Securities and Exchange Commission. The most recent version of the Preliminary Offering Circular is available via the SEC EDGAR Website.

No money or other consideration is being solicited with respect to the offering of Aperion’s securities, and, if sent in response, will not be accepted. No offer to buy any securities of Aperion can be accepted and no part of the purchase price can be received under the offering statement on Form 1-A with respect to Aperion’s securities is qualified, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance is given after the qualification date. A person’s indication of interest involves no obligation or commitment of any kind.

On [_], W.R. Hambrecht + Co made available on its website a video featuring Dr. Kevin Stone, a member of the board of directors, regarding Aperion’s proposed initial public offering. A transcript of the video is set forth below. The video can be viewed at www.wrhambrecht.com.

The link to the video requires the following viewer to acknowledge the following:

1. You have downloaded and accessed the Company Offering Circular; and

2. The video contains forward-looking statements that involve substantial risks and uncertainties. In some cases, you can identify forward-looking statements by the following words: “believe,” “may,” “would,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “predict,” “potential” and similar expressions, although not all forward-looking statements contain these words. These statements related to future events or Aperion’s future growth, financial performance or condition and involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. These risks, uncertainties and other factors are described more fully in Aperion’s most recent prospectus filed with the SEC, particularly in the section titled “Risk Factors.” In light of the significant uncertainties in the forward-looking statements, you should not place undue reliance on these statements or regard these statements as a representation or warranty by any person that Aperion will achieve its objectives and plans in any specified timeframe, or at all. The forward-looking statements contained in this video presentation represent estimates and assumptions only as of the date of this video presentation and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this video presentation.

Transcript

Aperion, Inc. Video Transcript

[_], 2015

Dr. Kevin Stone:

Hi. I’m Kevin Stone, orthopedic surgeon and founder of Aperion Biologics. We’re proud that our team of scientists has developed the technology to permit animal tissues to be used in people without rejection. For instance, if you tear your anterior cruciate ligament, that key ligament inside the knee joint, instead of my taking apart your knee to use your patellar tendon or your hamstrings or donor tissue from a tissue bank, we can now take young, healthy, strong pig tissue, strip it of its key antigens, and use that tissue to rebuild the anterior cruciate ligament. We believe this technology now opens up an entirely new field of tissue transplantation for reconstruction of injured human body parts. The lead product is called the Z-Lig. It has now received a CE mark for sale in Europe. We’ve created this short video to explain how the technology works and we’re proud to ask you to help support us in the rollout of this product, not only in Europe but around the world. We look forward to your feedback. Thank you.

A pig’s patellar tendon is similar in structure and size to a human patellar tendon. After Aperion harvests a fully intact patellar tendon, it is initially washed with special detergents to remove cells. A second washing step uses an enzyme to remove sugar antigens called gal epitopes which are present on animal but not human tissues and can cause rapid destruction of animal tissues in humans. A third step uses a very low aldehyde to cross link proteins in the collagen fibers and other components in the treated tendon. This procedure slows down the normal breakdown process that occurs when foreign tissues are implanted into people. A final step applies a low level of e-beam radiation to assure sterility while preserving the strength of the tissue. The combination of these steps prepares the tissue scaffold to be properly recognized by the remodeling cells of the body called macrophages and fibroblasts. Macrophages migrate into the tendon and gradually remove remaining poor sign tissues. Fibroblasts follow the macrophages and lay down new human collagen fibers in sequential fashion called ligamentization which transforms the pig tendon into a human ligament over a period of 24 months while maintaining a functioning knee.

Landing Page on W.R. Hambrecht + Co Website for Aperion Offering:

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Reg A+ Initial Public Offering: Aperion Biologics, Inc.

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Pricing and Contact Information

Price Range	Shares Offered	Expected Pricing
$7.00 - $9.00	2,500,000	TBD

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Documents

Current Filing

dated October 23, 2015

Download (http://www.sec.gov/Archives/edgar/[illegible]diii.htm)

All documents have been filed with the Securities and Exchange Commission.

Company Video

Overview

We are a commercial-stage medical device company addressing the significant need for an alternative to human-based sources of tissues to be used in surgical procedures. Our lead product, the Z-Lig®, is produced by a patent-protected process for porcine tendons and its safety and performance was demonstrated in multicenter, prospective randomized trials in Europe and South Africa. We received the CE Mark in 2014 (the regulatory permission to market the product in Europe) for use initially as a knee joint anterior cruciate ligament ("ACL") replacement in revision and multiligament procedures, which allows us to distribute the Z-Lig in any market which recognizes this approval. We have been building the appropriate distribution channels, primarily

Page 2 of 3

establishing a network of distributors that have strong relationships with sports medicine doctors.

Z-Lig is the only known biological alternative to human tissue for ACL replacement. Since Z-Lig is a biological implant that maintains a scaffold, it can become populated and remodeled with the patient's own cells (similar to human-sourced tissue), referred to in the industry as "ligamentization". This ligamentization is one of the keys to Z-Lig's proven ability to be highly functional in patients many years post-implantation. Our propriety process is protected by an extensive portfolio of patents and patent applications, including issued patents in the U.S. and internationally.

Legal

PLEASE NOTE: W.R. Hambrecht + Co., LLC urges you to read a company's preliminary offering circular thoroughly before participating in any offering. To receive a preliminary offering circular for this company, click on the link above, call 1-800-673-6476, fax 1-415-551-3123, or write to: 909 Montgomery Street, 3rd Floor, San Francisco, CA 94133.

Public offerings of securities are highly regulated by the Securities and Exchange Commission and self-regulatory organizations. There are a number of regulatory steps that affect the length and closing date of a public offering. These are not controlled by W.R. Hambrecht + Co., LLC or the issuing company.

IMPORTANT: An offering statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become qualified. These securities may not be sold nor may offers be accepted prior to the time the offering statement becomes qualified.

No money or other consideration is being solicited in connection with this information, and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until an offering statement on Form 1-A is qualified pursuant to Regulation A of the Securities Act of 1933, as amended, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date. Any person's indication of interest involves no obligation or commitment of any kind.

No offer to sell the securities or solicitation of an offer to buy the securities is being made in any state where such offer or sale is not permitted under the "blue sky" or securities laws thereof. No offering is being made to individual investors in any state unless and until the offering has been registered in that state or an exemption from registration exists therein.

The above company description is excerpted from the preliminary offering circular and is not intended to be read except in connection with the review of the entire preliminary offering circular. The complete preliminary offering circular is available by clicking on the "view current filing" link above. This company description may not be printed or downloaded except in connection with the printing or downloading of the entire preliminary offering circular.

Publication of the preliminary offering circular is not a recommendation by W.R. Hambrecht + Co., LLC that any particular investor should purchase the securities described in the preliminary offering circular or that the securities are a suitable investment for any particular investor.

Publication of the preliminary offering circular does not constitute an offer by W.R. Hambrecht + Co., LLC to sell to any person or a solicitation of an offer from any person to buy from W.R. Hambrecht + Co., LLC, the securities described in the offering circular.

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